===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                   OEA, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                                   OEA, INC.
                                P.O. BOX 100488
                            34501 East Quincy Avenue
                             Denver, Colorado 80250

To the Stockholders of                                          December 3, 1999
OEA, Inc.

   Notice is hereby given that the annual meeting of stockholders of OEA, INC. ("Company") will be held in the Tabor Auditorium of The Westin at Tabor Center, 1672 Lawrence Street, Denver, Colorado, at 9:00 a.m. on Tuesday, January 11, 2000, for the following purposes:

      (a) Electing a Board of Directors for the ensuing year; and

      (b) Transacting such other business as may properly come before the meeting or any adjournments thereof.

Only stockholders of record as shown by the transfer books of the Company at the close of business on November 19, 1999, are entitled to notice of, and to vote at, such meeting.

   Stockholders, whether or not they expect to attend the meeting in person, are requested to date, sign, and return the enclosed form of proxy in the enclosed envelope to which no postage need be affixed if mailed in the United States. The proxy is revocable at any time prior to the exercise thereof.

                                          By Order of the Board of Directors:

                                          /s/ J. Thompson McConathy

                                              J. Thompson McConathy
                                              Secretary

                                PROXY STATEMENT

                       Annual Meeting of Stockholders of

                                   OEA, INC.

                         to be held on January 11, 2000

                              GENERAL INFORMATION

   The solicitation of the proxy enclosed is made by and on behalf of the Board of Directors (the "Board") of OEA, INC. (the "Company"), to be used at the annual meeting of holders of Common Stock, $0.10 par value, of the Company (the "Common Stock") to be held in the Tabor Auditorium of The Westin at Tabor Center, 1672 Lawrence Street, Denver, Colorado, at the hour of 9:00 a.m. on Tuesday the 11th day of January 2000, and at any adjournments thereof. This proxy statement and form of proxy are being mailed to stockholders on or about December 3, 1999.

   The purpose of the meeting is (i) to elect nine (9) directors for the ensuing year and (ii) to act upon such other matters as may properly come before the meeting.

   Management does not know of any matters to be brought before the meeting other than those stated in the Notice of Meeting. If any other matters should, however, properly be brought before the meeting, or any adjournments thereof, the enclosed proxy will be voted in accordance with the judgment of the proxies therein named.

                               PROXY SOLICITATION

   The cost of the solicitation of proxies will be borne by the Company. Solicitations will be made only by the use of the mails, except that, if necessary, officers, directors and regular employees of the Company or its subsidiaries may make solicitations of proxies by telephone, facsimile or by personal calls; such persons will receive no special compensation for any solicitation activities. It is contemplated that brokerage houses and nominees will be requested to forward the proxy soliciting material to the beneficial owners of the stock held of record by such persons, and the Company will reimburse them for their charges and expenses in such cases.

                                     VOTING

   The presence, in person or by proxy, of the holders of a majority of the votes represented by the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded from the vote and will have no effect. A properly executed proxy marked "abstain," although counted for purposes of determining the number of shares represented and entitled to vote at the Annual Meeting, will not be voted. Shares represented by "broker non-votes" (i.e. shares held by brokers or nominees that are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted for purposes of determining whether there is a quorum at the Annual Meeting, but will have no effect on the outcome of the election of directors and will be deemed shares not entitled to vote. Directors are elected by plurality vote of shares present at the meeting.

   All shares of Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. If no such instructions are indicated, such shares shall be voted FOR the election of the nine nominees for director.

   Any holder of Common Stock has the unconditional right to revoke his or her proxy at any time prior to the voting thereof at the Annual Meeting by filing with the secretary of the Company written revocation of his or her proxy prior to the voting thereof, giving a duly executed proxy bearing a later date or voting in person at the Annual Meeting. Attendance by a shareholder at the Annual Meeting will not in itself revoke his or her proxy.

   The Board has fixed the close of business on November 19, 1999 as the record date for determination of stockholders entitled to notice of, and to vote at, the annual Meeting. Shares represented by properly executed proxies will be voted at the meeting and at any adjournments thereof. Each share of stock will entitle the holder thereof to one vote on each matter presented at the meeting. The transfer books of the Company will not be closed. The mailing address and phone number of the Company's principal executive offices are P. O. Box 100488, Denver, Colorado, 80250, (303) 693-1248.

   On the record date there were 20,616,264 shares issued, outstanding, and eligible to vote.

                              FINANCIAL STATEMENTS

   An annual report to stockholders, including consolidated financial statements for the fiscal year ended July 31, 1999, is enclosed with this proxy statement.

                             ELECTION OF DIRECTORS

   At the Annual Meeting nine (9) directors are to be elected, each of whom shall hold office until the next annual meeting of stockholders or until his successor is duly elected and qualified. In the event of death or unforeseen contingencies rendering one or more of said persons unavailable for election, then such proxies will be voted to fill any vacancies so arising with such person or persons nominated by the management who has consented to serve if elected.

Information Concerning Nominees and Executive Officers

               Name                           Position with Company
               ----                           ---------------------
   Robert J. Schultz............ Chairman of the Board
   Charles B. Kafadar........... President, Chief Executive Officer and Director
   George S. Ansell............. Director
   Erwin H. Billig.............. Director
   James R. Burnett............. Director
   Richard L. Corbin ........... Director
   Philip E. Johnson............ Director
   Donald E. Miller ............ Director
   Lewis W. Watson.............. Director

   Robert J. Schultz has been a Director of the Company since 1993 and was elected Chairman of the Board of Directors in January 1998. Mr. Schultz, 69, was Vice Chairman of General Motors ("GM") from August 1990 until his retirement in January 1993. Prior to this position, Mr. Schultz was Vice President and Group Executive in charge of GM's former Chevrolet-Pontiac-GM of Canada group from 1984 through 1989. In 1989, he was elected an Executive Vice President of GM with responsibility for GM Hughes Electronics (defense and automotive electronics), Electronic Data Systems Corporation (information technology), General Motors Technical Staffs, and GM's Corporate Information Services activity. Mr. Schultz is also a Director of Delco Remy International and a Trustee of the California Institute of Technology.

   Charles B. Kafadar has been a Director of the Company since 1977. Dr. Kafadar, 54, was elected President and Chief Operating Officer of the Company in 1985, and Chief Executive Officer in 1998.

   George S. Ansell has been a Director of the Company since 1993. Dr. Ansell, 65, is President Emeritus of Colorado School of Mines ("CSM"), where he served as President from 1984 to 1998. He came to CSM after serving as Dean of the School of Engineering at Rensselaer Polytechnic Institute ("RPI") in Troy, New York where he was a 24-year member of the RPI faculty.

   Erwin H. Billig became a Director of the Company in 1996. Mr. Billig, 72, is the Chairman and Chief Executive Officer of MSX International (engineering services company), and has been President and Chief Operating Officer and Vice Chairman of MascoTech, Inc. (major supplier to Ford, Chrysler, GM and European auto manufacturers) since 1993, Chairman of Titan International since 1993, and Vice Chairman of Delco Remy International since 1994.

   James R. Burnett has been a Director of the Company since 1977. Dr. Burnett, 74, was Executive Vice President and Deputy General Manager, Space and Defense Sector, of TRW, Inc. (manufacturers of military electronics and space hardware) from 1987 until his retirement in 1991, and is now a consultant.

   Richard L. Corbin became a Director of the Company in October 1998. Mr. Corbin, 53, was named Executive Vice President and Chief Financial Officer of Cordant Technologies, Inc., formerly Thiokol Corporation, (aerospace and industrial supplier) in 1998 after joining the company as Senior Vice President and CFO in 1994. Prior to joining Cordant, he was CFO and Vice President of Administration for the Space Systems division of General Dynamics Corporation and also held financial positions with LTV and Honeywell. Mr. Corbin is also a member of the Board of Directors of Howmet International, Inc.

   Philip E. Johnson has been a Director of the Company since 1986. Mr. Johnson, 52, is an Officer and Director of Bennington Johnson & Reeve, P.C., a Denver law firm.

   Donald E. Miller became a Director of the Company in October 1998. Mr. Miller, 69, spent his 35 year career with The Gates Corporation (automotive and industrial supplier). He retired as Vice Chairman of that company in 1996. From 1987 until 1994, he held the position of President and Chief Operating Officer of The Gates Corporation. Mr. Miller is also a Director of Sentry Insurance Corporation, Lennox Industries, Inc. and Chateau Communities, Inc.

   Lewis W. Watson has been a Director of the Company since 1981. Mr. Watson, 58, has been President and Director of Intermountain Resources, Inc. (mining exploration) since 1981 and formerly was an Audit Partner with Peat, Marwick, Mitchell & Co., certified public accountants, through 1980.

Additional Executive Officers

   William R. Barker, 50, joined OEA and was elected President of Automotive Safety Products in July 1998. Prior to joining OEA, Mr. Barker spent three years as President of Bosal North America, manufacturers of automotive exhaust systems and catalytic converters. Prior to joining Bosal, Mr. Barker was employed for 23 years at The Gates Corporation where his last position was in Germany as Chief Operating Officer of the European Power Drive Products operations, and his preceding position was in Japan as Chief Operating Officer of Asia Pacific Operations.

   J. Thompson McConathy, 52, joined OEA and was elected Vice President of Finance and CFO in 1996. Prior to joining OEA, Mr. McConathy held several senior financial positions with the Black & Decker Corporation since 1987 and served as the Vice President of Finance for the Commercial & Industrial Group from 1990 to 1996.

   Jim M. Flanary, 52, was appointed President of OEA Aerospace, Inc. in March 1999. Prior to joining OEA Aerospace, Mr. Flanary was President and General Manager of ITT Night Vision, a division of ITT Industries, Inc. from October 1997 to February 1999. From September 1993 to October 1997 he was Vice President & Director of Manufacturing at ITT Night Vision. Prior to this, he held positions of increasing responsibility in the semiconductor and electronics manufacturing industries in Arizona, Oregon and California.

   Ben E. Paul, 71, retired as President of OEA Aerospace, Inc. in March 1999 and continues to support the Company as Executive Vice President for a one year transition period. Mr. Paul was one of the original members of OEA. Prior to rejoining OEA in 1992, Mr. Paul was Manager, Advanced Technology at Scot, Inc. (manufacturer of aerospace propellant devices) from 1978 to 1992.

   The Company's executive officers serve at the will of the Board of Directors (see Employment Agreements under Remuneration of Officers and Directors).

                       COMMITTEES OF THE BOARD: MEETINGS

   The Board has appointed standing Audit, Compensation, Corporate Responsibility and Executive Committees. Members of the Audit Committee are Mr. Watson, Chairman, Mr. Corbin and Mr. Johnson. The Audit Committee's functions are to investigate and review accounting and audit procedures of the Company and to report its findings and recommendations to the Board for action. Members of the Compensation Committee are Dr. Burnett, Chairman, Mr. Billig and Mr. Miller. Its functions are to review officers' and certain key employees' compensation and to make recommendations to the Board of Directors in connection therewith. Members of the Corporate Responsibility Committee are Dr. Ansell, Chairman, and Mr. Johnson. The Corporate Responsibility Committee's functions are to promulgate and reaffirm ethical standards for the Company and to ensure that the Company is compliant with established safety and environmental policies. Members of the Executive Committee are Mr. Schultz, Chairman, Dr. Ansell, Dr. Burnett and Dr. Kafadar. The Executive Committee's functions are to advise the Board on various matters relating to, but not limited to, the search and employment of senior OEA personnel and directors and term limits for directors. During fiscal year 1999 the Board held seven meetings, the Audit Committee held three meetings, the Compensation Committee held four meetings, the Corporate Responsibility Committee held four meetings, and the Executive Committee held four meetings and all directors attended at least 75% of the meetings of the Board and the Board Committees of which they were a member.

                     REMUNERATION OF OFFICERS AND DIRECTORS

Executive Compensation

   The following Summary Compensation Table sets forth a summary of the compensation paid by the Company during the last three fiscal years ended July 31, 1999, 1998 and 1997, to its Chief Executive Officer and the four other most highly compensated executive officers (the "named executive officers") during the fiscal year ended July 31, 1999.

                           Summary Compensation Table

                                  Annual Compensation             Long-Term Compensation
                              ---------------------------- ------------------------------------
                                                                    Awards            Payouts
                                                           ------------------------ -----------
                                              Other Annual  Restricted  Securities               All Other
Name and                      Salary   Bonus  Compensation    Stock     Underlying     LTIP     Compensation
Principal Position       Year ($)(1)  ($)(2)     ($)(3)    Award(s) ($) Options (#) Payouts ($)    ($)(4)
------------------       ---- ------- ------- ------------ ------------ ----------- ----------- ------------
Charles B. Kafadar...... 1999 400,005 100,000     --           --         50,000        --         7,980
 President and Chief     1998 376,926     --      --           --            --         --         7,988
 Executive Officer       1997 350,002  48,000     --           --          2,500        --         7,474
William R. Barker....... 1999 268,172  54,200     --           --         40,000        --         7,490
 President, Automotive   1998 124,789     --      --           --         75,000        --           --
 Safety Products         1997     --      --      --           --            --         --           --
Ben E. Paul............. 1999 241,542     --      --           --            --         --         7,630
 Executive Vice
  President              1998 206,588     --      --           --            --         --         7,632
 of OEA Aerospace, Inc.  1997 200,013  25,000     --           --          1,000        --         7,124
J. Thompson McConathy... 1999 198,094  26,700     --           --         30,000        --         7,513
 Vice President and      1998 185,771     --      --           --          5,000        --         7,520
 Chief Financial Officer 1997 123,853  30,000     --           --            --         --         5,783
Jim M. Flanary.......... 1999  90,392  40,000     --           --         50,000        --           --
 President of OEA        1998     --      --      --           --            --         --           --
 Aerospace, Inc.         1997     --      --      --           --            --         --           --

--------
(1) Amounts shown include compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers.
(2) Represents amounts accrued for executive officers pursuant to the Company's Incentive Compensation Plan.
(3) Other annual compensation provided during 1999, 1998, and 1997 did not exceed disclosure thresholds established by the Securities and Exchange Commission.
(4) Amounts include the Company's contribution to the Company's Profit Sharing Plan and Pension Plan.

Incentive Compensation

   The Board, at its discretion, may authorize payments of incentive compensation (bonus) to employees of the Company, in an aggregate amount to be allocated and distributed at the discretion of the Chairman and President. Sums shown above under "Bonus" include the incentive compensation accrued to the named executive officers and expensed for financial reporting purposes in fiscal years 1999, 1998 and 1997.

Directors' Compensation

   The Directors of the Company who are employed by it or its subsidiaries were not additionally compensated for their services as Directors during fiscal year 1999. Directors not employed by the Company or its subsidiaries received a base compensation of $10,000 per annum, committee chairmen received an additional base compensation of $1,200 per annum, additional compensation of $3,300 for each board meeting attended, $2,700 for each committee meeting attended on days the Board of Directors did not meet and $2,500 for each committee meeting on days that the Board of Directors met. Directors utilized for consulting purposes received $2,700 compensation per day. Dr. Ansell received $5,400 for consulting during fiscal year 1999. Robert J. Schultz was elected Chairman of the Board of Directors in January, 1998. The Company compensates Mr. Schultz for his services as Chairman on a consulting basis, paying him a retainer of $200,000 per year. In addition, Mr. Schultz in 1998 received an option grant of 60,000 shares at an exercise price of $19.063 per share and in 1999 received an option grant of 70,000 shares at an exercise price of $9.563 per share under the Company's Employee Stock Option Plan, and is reimbursed for his expenses.

Directors' Compensation Plan

   All directors of the Company, other than those who are officers or employees of the Company, are eligible to participate in the Directors' Compensation Plan and can elect to participate in the "Compensation Choice Program" and the "Deferred Compensation Program" under the Plan. Eligible directors of the Company may annually elect to be paid their director fees and other compensation ("Director's Compensation")either (i) in cash, common stock, non-statutory stock options ("NSOs"), or a combination thereof ("Compensation Choice Program"), or (ii) by deferring some or all of their Director's Compensation for payment at a later date ("Deferred Compensation Program"). Any election may not thereafter be changed for that Plan Year.

Profit Sharing Plan

   The Company and its wholly owned subsidiary (OEA Aerospace, Inc.) maintain a profit sharing plan with salary reduction provisions permitted by Section 401(k) of the Internal Revenue Code of 1986, as amended, covering all of their employees. Each fiscal year, the Board of Directors of the Company determine the amount of its contribution to its plan up to 10% of the total compensation of all participants for such fiscal year. This contribution is allocated to the accounts of the participants based on a formula which takes into account the compensation and length of service of each participant. Vesting occurs at the rate of 20% at the end of two years of service, as defined in the plan, and 20% for each year of service thereafter, with full vesting at the end of six years of service. Upon normal retirement, death, disability or termination of employment, a participant's account balance is payable, at the administrative committee's option, either in a lump sum or in periodic payments over a period not to exceed ten years. The compensation column headed "All Other Compensation" includes the listed officers' benefits under the applicable profit sharing plan which were accrued during fiscal years 1999, 1998 and 1997.

Pension Plan

   The Company and its wholly owned subsidiary (OEA Aerospace, Inc.) maintain a pension plan covering all of their employees. Each fiscal year the Company and its subsidiary contribute an amount equal to 5% of the aggregate compensation of all participants in the plan for such fiscal year. Vesting occurs at the rate of 20% at the end of two years of service, as defined in the plan, and 20% for each year of service thereafter, with full vesting at the end of six years of service. Upon normal retirement, death, disability or termination of employment, a participant's account balance is payable in the form of a joint and survivor amount if the participant is married, provided, however, if the participant is not married, or if the participant and his or her spouse so elect, the account balance may be paid in a lump sum or, with the administrative committee's permission, in periodic payments over a period not to exceed ten years. The Compensation column headed "All Other Compensation" includes the listed officers' benefits under the applicable pension plan which were accrued during fiscal years 1999, 1998 and 1997.

Employment Agreements

   The Company entered into an employment agreement with Charles B. Kafadar dated March 15, 1990, providing for his full time, active service as President and Chief Operating Officer for an indefinite term. Dr. Kafadar's employment is terminable at his election after age 65 and 33 years of continuous service, or by the Company at any time for any reason. Upon termination or retirement, the agreement provides for payments, pursuant to a formula based on his compensation for the three years prior to his termination, to Dr. Kafadar during his lifetime and, in the event of his death, his surviving spouse for up to 10 years. Dr. Kafadar will not be eligible to elect under the agreement to terminate his employment until 2010. If Dr. Kafadar had terminated his employment as of July 31, 1999, termination payments calculated in accordance with the agreement would have approximated $197,608 per year for Dr. Kafadar, or $98,804 per year for his surviving spouse.

Incentive Stock Option Plans

   The stockholders approved an Employees' Stock Option Plan and an Amendment to the Employees' Stock Option Plan (the "Employees' Plan") on January 13, 1995 and January 14, 1999, respectively, and a Nonemployee Directors' Stock Option Plan (the "1995 Directors' Plan") on January 12, 1996. These plans provide for stock options to be granted for a maximum of 1,350,000 shares of Common Stock under the Employees' Plan and a maximum of 50,000 shares of Common Stock under the 1995 Directors' Plan. Options may be granted to employees and nonemployee directors at prices not less than fair market value of the Company's Common Stock on the date of grant. Options granted under the Employees' Plan may be exercised at such times after the grant date as specified by the Board, except for options granted to executive officers which may not be exercised for at least six months, and options issued under the 1995 Directors' Plan may be exercised after the first six months following the grant date. All options must be exercised within 10 years of the grant date, except for those incentive stock options granted to recipients who own more than 10% of the total combined voting power of the stock of the Company which must be exercised within 5 years of the grant date. Shares may be granted from either authorized but unissued Common Stock or issued shares reacquired and held as treasury stock.

   The Company maintains an incentive stock option plan (the "Prior Plan"), for grants prior to July 28, 1994, which provided for the grant, by the Board of Directors, of options to purchase shares of the Company's Common Stock to those officers and key employees of the Company and its subsidiaries who have performed services, which in the opinion of the Board of Directors at the time of grant, were of special importance in the management, operation and development of the Company. Options granted under the Prior Plan are exercisable during the period commencing one year after the date of grant and ending ten years after the date of grant, except that any option granted to a recipient who owns more than 10% of the total combined voting power of the stock of the Company is exercisable only until five years after the date of grant. The exercise price of the options granted under the Prior Plan is to be equal to 100% of the fair market value of the Company's Common Stock on the date of the grant, except that the exercise price of any option granted to a recipient who owns more than 10% of the total voting power of the stock of the Company is to be equal to 110% of the fair market value of the Company's Common Stock on the date of the grant.

                       Option Grants in Last Fiscal Year

   The following table sets forth information on option grants made during fiscal year 1999 to the named executive officers. (None of the named executive officers has ever received stock appreciation rights).

                               Individual Grants

                                                                                                   Potential
                                                                                               Realizable Value
                                                                                                  at Assumed
                                                                                                Annual Rates of
                                                                                                  Stock Price
                                                                                               Appreciation for
                               Number of                                                         Option Term
                         Securities Underlying  % of Total Options                                  (2)(3)
                            Options Granted    Granted to Employees Exercise Price  Expiration -----------------
          Name                 (#)(1)(2)       in Fiscal 1999(2)(4) ($/Share)(1)(2)  Date(2)    5%($)    10%($)
          ----           --------------------- -------------------- --------------- ---------- -------- --------
Charles B. Kafadar......        50,000                12.29               9.56       10/22/98   300,612  761,809
William R. Barker.......        40,000                 9.83               9.56       10/22/98   240,489  609,447
Ben E. Paul.............           --                   --                 --             --        --       --
J. Thompson McConathy...        30,000                 7.37               9.56       10/22/98   180,367  457,085
Jim M. Flanary..........        50,000                12.29              10.75         3/1/99   338,031  856,637

--------
(1) On October 22, 1998, the Board of Directors granted Mr. Kafadar, Mr. Barker and Mr. McConathy options to purchase 50,000, 40,000 and 30,000 shares, respectively, of the Company's Common Stock at an exercise price of $9.56 per share. These options have a 5 year vesting period (1/5 vesting each year) and expire on October 22, 2008. On March 1, 1999, the Board of Directors granted Mr. Flanary options to purchase 50,000 shares of the Company's Common Stock at an exercise price of $10.75 per share. These options have a five year vesting period (1/5 vesting each year) and expire on March 1, 2009. No consideration was or is to be received by the Company for the granting of any option.
(2) On October 22, 1998, the Board of Directors granted Mr. Schultz options to purchase 70,000 shares of the Company's Common Stock at an exercise price of $9.56 per share. These options have a 5 year vesting period (1/5 vesting each year) and expire on October 22, 2008. This option grant represents 17.20% of the total options granted to employees in fiscal 1999. Potential realizable value over the option term is $420,856 assuming a 5% annual rate of return and is $1,066,532 assuming a 10% annual rate of return.
(3) Potential realizable value is calculated based on an assumption that the price of the Company's Common Stock appreciates at the annual rates shown (5% or 10%), compounded annually, from the date of grant of the option until the end of the option term. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not in any way represent the Company's estimate or projection of future stock prices. Actual gains, if any, upon future exercise of any of these options will depend on the actual performance of the Company's Common Stock and the continued employment of the executive officer holding the option through its vesting period.
(4) Based on options to purchase an aggregate of 407,000 shares granted to employees during fiscal year 1999.

   Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
                                     Values

   The following table sets forth information on option exercises in fiscal year 1999 by the named executive officers and the value of such officers' unexercised options at July 31, 1999.

                                                       Number of         Value of
                                                       Securities    Unexercised In-
                                                       Underlying       the-Money
                                                      Unexercised       Options at
                          Number of                    Options at      Fiscal Year-
                           Shares                   Fiscal Year-End     End($)(1)
                         Acquired on     Value        Exercisable/     Exercisable/
          Name           Exercise(2) Realized($)(2) Unexercisable(2) Unexercisable(2)
          ----           ----------- -------------- ---------------- ----------------
Charles B. Kafadar......     --           --          17,500/50,000      -- / --
William R. Barker.......     --           --         15,000/100,000      -- / --
Ben E. Paul.............     --           --            4,000 / --       -- / --
J. Thompson McConathy...     --           --           5,000/30,000      -- / --
Jim M. Flanary..........     --           --            -- / 50,000      -- / --

--------
(1) Only the value of unexercised, in-the-money options are reported. Value is calculated by (i) subtracting the total exercise price per share from the year-end market value of $8.5625 per share and (ii) multiplying by the number of shares subject to the option.
(2) Robert J. Schultz had 14,500 exercisable and 118,000 unexercisable securities underlying unexercised options at fiscal year end. He exercised no options in fiscal 1999 and had no in-the-money options at fiscal year end.

          COMPENSATION COMMITTEE; INTERLOCKS AND INSIDER PARTICIPATION

   Dr. James R. Burnett, Mr. Erwin H. Billig and Mr. Donald E. Miller, all non-employee directors, constituted the Compensation Committee of the Board during fiscal 1999. None of these individuals was in 1999, or has been in prior years, an officer or employee of the Company or any of its subsidiaries. During 1999, these directors had no interlocking relationships as defined by the Securities and Exchange Commission.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Background

   The Compensation Committee (the "Committee") is pleased to present its report on executive compensation. The Committee consists of three outside members of the Board of Directors, Dr. Burnett as Chairman, Mr. Billig and Mr. Miller, each of whom were members of the Compensation Committee throughout fiscal 1999. This Committee report documents the components of the Company's executive officer compensation programs and describes the basis on which fiscal year 1999 compensation determinations were made by the Committee with respect to the Chief Executive Officer and other executive officers of the Company. The report of the Compensation Committee describes the policies and rationale with respect to compensation paid to executive officers and other employees for the year ended July 31, 1999. The information contained in the report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission nor shall the information be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into such filing.

Compensation Philosophy and Overall Objectives of Executive Compensation
Programs

   It is the philosophy of the Company and the Committee to ensure that executive compensation is primarily linked to long-term corporate performance and increases in stockholder value. The following objectives have been utilized by the Committee as guidelines for compensation decisions:

  . Provide a competitive total compensation package that enables the Company to attract and retain key executives who are capable of leading the Company in achieving our business objectives.

  . Integrate all pay programs with the Company's annual and long-term business objectives and strategy, and focus executive performance on the fulfillment of those objectives.

  . Provide variable and "at risk" compensation opportunities that are directly linked with the performance of the Company and that align executive remuneration with the interests of stockholders and provide a performance-based vehicle for capital accumulation and retirement planning.

  . Inspire executive officers to work together as a team to pursue the Company's goals.

  . Establish a general corporate atmosphere that promotes an entrepreneurial style of leadership.

  .  Recognize individual initiative and achievement.

  . Ensure compensation levels that are externally competitive and internally equitable.

Compensation Program Components

   One of our highest priorities is to attract and retain the most skilled and experienced employees in key positions. Compensation is important in this regard, and the Company's incentive compensation plan is designed to allow us to be competitive in the market for key personnel while at the same time aligning the employee's interest with corporate value creation. The incentive compensation plan has a number of very important features that are discussed below. As in the past, we believe that the cash and other types of compensation of executive officers and other key employees, while being competitive with other companies, should also be fair and discriminating with the Company on the basis of personal performance.

   There are three major components of our executive compensation program: base salary, annual incentive bonus, and long-term incentives through stock options. Executives, like all qualified employees, are eligible to participate in our 401(k) and profit sharing plans, as well as in certain other benefit plans, such as health and life insurance pans.

   Base Salary--We believe it is essential to pay a competitive salary in order to attract qualified individuals and to support the continuity of management, consistent with the long-term nature of our industry. A variety of resources, including published compensation surveys, are used as general guidance in determining base salary levels. Although the Committee performs comparisons with companies of similar revenue size and industry groups, it does not specifically target compensation of the executive officers to compensation levels at other companies. Also, because compensation survey data generally is imprecise as to responsibilities, and transparent as to talent and experience, we may adjust the range after subjectively considering the impact of these factors. We may also consider Company and industry performance and internal parity. Of critical importance to the setting of salary are the particular individual's skill level and performance, and the value of his or her skills to the Company. These factors are subjective, and no predetermined weighting of factors is applied. Base pay levels for the executive officers are competitive within a range that the Committee considers reasonable and appropriate. Please refer to the Summary Compensation Table for details regarding executive officer base salaries.

   Annual Incentive Compensation--The Company's officers, senior management personnel and all other personnel are eligible to participate in an annual incentive compensation (bonus) plan with awards based primarily on short-term business success and individual contributions to that success. The objective of this plan is to pay competitive levels of total compensation for the attainment of financial objectives that the Committee believes are primary determinants of share price over time. Specifically, the plan intends to focus corporate and individual performance on return on capital employed targets and tailored individual objectives. Targeted awards and base compensation for executive officers under this plan are consistent with targeted awards of companies of similar size and complexity to the Company. Actual awards are subject to increase or decrease on the basis of the Company's performance and at the discretion of the Committee. Please refer to the Summary Compensation Table for details regarding executive officer incentive compensation.

   Stock Option Plan--The Committee believes that the best interests of stockholders will be served by providing executive officers and other key personnel who have substantial responsibility for the continued success and profitability of the Company with an opportunity to increase their ownership of Company Stock. Therefore, from time to time as recommended by the Committee based on corporate and personal performance, executive officers and key personnel are granted stock options in accordance with the Company's Employees' Stock Option Plans. These personnel have the right to purchase shares of Common Stock of the Company in the future, at the market value price of the stock on the date of the grant. Options may also include vesting conditions related to time or other factors. The ultimate value of the options granted relates to stock price performance. Please refer to the Summary Compensation Table for details regarding executive officer stock options.

   Management's Performance in Fiscal 1999--During fiscal year 1999, OEA continued its growth in its automotive safety products segment. In 1999, the Company increased automotive sales by 4% and operating profit by 60%, which were derived from air bag inflators and initiators. Automotive product sales increased to 82% of total consolidated sales compared to 80% in the prior year and 80% in 1997. The Company produced 7.6 million "smokeless" hybrid inflators in its third year of production for delivery to air bag module manufacturers.

   Chief Executive Officer Compensation--In determining both Dr. Charles B. Kafadar's fiscal year 1999 pay and the structure of his total compensation packages, the Committee considered OEA's technical and financial performance during 1999, the magnitude and effectiveness of the Company's continued expansion into the automotive products industry, comparisons with executives of automotive safety products and aerospace companies of similar revenue size, and a variety of published compensation surveys. Dr. Kafadar has also spearheaded the Company's technology-driven development of new generation products for traditional markets and emerging applications. In general, Dr. Kafadar's compensation is determined in the same manner as the compensation for our other executive officers as described above.

   Internal Revenue Code Section 162(m) Implications for Executive Compensation--The Committee is responsible for addressing the issues raised by Internal Revenue Code Section 162(m) ("Section 162(m)"). This Section limits to $1 million the Company's deduction for compensation paid to certain executive officers of the Company that does not qualify as "performance-based". To qualify as performance-based under Section 162(m), compensation payments must be made pursuant to a plan that is administered by a committee of outside directors and must be based on achieving objective performance goals. In addition, the material terms of the plan must be disclosed to and approved by stockholders, and the Committee must certify that the performance goals were achieved before payments can be awarded. It is not expected that the compensation to be paid to the Company's executive officers for fiscal 2000 will exceed the $1 million limit per officer. Accordingly, the Compensation Committee has not at this time instituted any changes to its compensation policies to take into account the $1 million limitation.

   The Committee continues to carefully consider the impact of this tax code provision and will monitor the level of compensation paid to the executive officers in order to take any steps which may be appropriate in response to the provisions of Section 162(m).

                                          Dr. James R. Burnett, Chairman
                                          Erwin H. Billig
                                          Donald E. Miller

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                           Certain Beneficial Owners

   As of November 19, 1999, the following persons, exclusive of management, were known to the Company to own beneficially more than 5% of the Company's Common Stock (the only class of voting securities of the Company):

                                                 Amount and Nature      Percent
    Name and Address of Beneficial Owner      of Beneficial Ownership* of Class*
    ------------------------------------      ------------------------ ---------
Reich & Tang Asset Management................        2,592,800(1)        12.6
 600 Fifth Avenue
 New York, NY 10020
T. Rowe Price Associates, Inc................        1,303,700(2)         6.3
 100 East Pratt Street
 Baltimore, MD 21202

--------
 * This information is taken from statements filed by beneficial owners with the SEC and by reference to the transfer agent's records as of November 19, 1999.
(1) Reich & Tang Asset Management is a Registered Investment Advisor and the shares are owned on behalf of their clients. Reich & Tang has sole investment and voting authority over all shares.
(2) T. Rowe Price Associates, Inc. is a Registered Investment Advisor and the shares are owned on behalf of their clients. T. Rowe Price Associates, Inc. has sole dispositive power for the entire holding of 1,303,700 shares and has sole voting authority for 335,300 shares.

                                   MANAGEMENT

   As of November 19, 1999, the following Directors and named executive officers, individually, and all Directors and officers as a group, beneficially owned shares of the only class of voting securities of the Company (i.e. Common Stock, $0.10 par value) as follows:

                                                Amount and Nature      Percent
         Name of Beneficial Owner           of Beneficial Ownership** of Class**
         ------------------------           ------------------------- ----------
Robert J. Schultz.........................            55,600 (1)(2)      --
Charles B. Kafadar........................           570,258 (1)(3)      2.8
George S. Ansell..........................             2,500 (1)(4)      --
Erwin H. Billig...........................             4,147 (1)         --
James R. Burnett..........................            26,788 (1)(5)      --
Richard L. Corbin.........................             1,625 (1)         --
Philip E. Johnson.........................            18,063 (1)         --
Donald E. Miller..........................             6,044 (1)         --
Lewis W. Watson...........................             5,991 (1)(6)      --
William R. Barker.........................            31,200 (1)         --
J. Thompson McConathy.....................            13,600 (1)         --
Jim M. Flanary............................            10,000 (1)         --
Ben E. Paul...............................            52,850 (1)         --
All Directors and Executive Officers
 as a group (the 13 persons named above)..           798,666             3.9

--------
** This information is taken from statements filed by beneficial owners with the SEC, by reference to the transfer agent's records as of November 19, 1999 and the Company's stock option plan record. A line indicates ownership of less than 1%.
(1) Includes unexercised stock options, which are either vested or will vest within six months of this Proxy Statement, under the Company's stock option plans: Mr. Schultz, 40,500 shares; Dr. Kafadar, 27,500 shares; Dr. Ansell, 2,500 shares; Mr. Billig, 2,500 shares; Dr. Burnett, 2,500 shares; Mr. Corbin, 625 shares; Mr. Johnson, 2,500 shares; Mr. Miller, 625 shares; Mr. Watson, 2,500 shares; Mr. Barker, 23,000 shares; Mr. McConathy, 11,000 shares; Mr. Flanary, 10,000; and Mr. Paul, 4,000 shares.
(2) Does not include 1,000 shares held by his wife in her own name.
(3) Includes 75,795 shares held by Dr. Kafadar of record and 466,963 shares held in joint tenancy with his wife, in which voting power is shared. Does not include 10,250 shares held by his wife in her own name or 36,299 shares held by his wife as custodian for their children, of which he disclaims beneficial ownership.
(4) Does not include 1,000 shares held by his wife in her own name.
(5) Includes 18,000 shares held by Dr. Burnett in a living trust with his wife, in which voting power is shared, and 6,288 shares of deferred compensation under the Company's Directors Compensation Plan, which have not been issued and cannot be voted.
(6) Includes 1,491 unexercised stock options under the Company's Directors' Compensation Plan.

Compliance with Section 16(a) of the Securities and Exchange Act of 1934

   The Company's directors and executive officers and persons who are beneficial owners of more than 10% of the Company's Common Stock ("10% Beneficial Owners") are required to file reports of their holdings and transactions in the Common Stock with the Securities and Exchange Commission (the "Commission") and to furnish the Company with such reports. Based solely upon its review of the copies of such reports the Company has received or upon written representations it has obtained from certain of these persons, the Company believes that, with respect to fiscal 1999, all of the Company's directors, executive officers and 10% Beneficial Owners have complied with all applicable Section 16(a) filing requirements.

                               PERFORMANCE GRAPH

   The following graph compares the yearly percentage change in cumulative total stockholder return on the Company's Common Stock during the five years ended July 31, 1999, with the cumulative total return on the S&P 500 Index and the S&P Automobiles Index. The comparison assumes $100 was invested on July 31, 1994, in the Company's Common Stock and in each of such indices and assumes reinvestment of dividends, if any.

                        PERFORMANCE GRAPH APPEARS HERE

                    1994      1995      1996      1997      1998      1999
                    ----      ----      ----      ----      ----      ----
OBA, INC.            100       100       117       130        46        30
S&P 500              100       126       147       224       267       321
S&P AUTOMOBILES      100        98       110       145       167       152


             PROPOSALS FOR THE NEXT ANNUAL MEETING OF STOCKHOLDERS

   Stockholder proposals must be received at the corporate offices of the Company, 34501 East Quincy Avenue (if by mail, addressed to P. O. Box 100488), Denver, Colorado 80250, no later than August 10, 2000, for inclusion in the proxy statement for the next annual meeting of stockholders.

                                    AUDITORS

   Ernst & Young LLP, who have been auditors for the Company and its subsidiaries since fiscal year 1991, have been selected by the Board of Directors as auditors for the Company and its subsidiaries for the fiscal year ending July 31, 2000.

   Representatives of Ernst & Young LLP are expected to be present at the annual meeting of stockholders. They shall be given the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

PROXY                                                                     PROXY

                                   OEA, INC.
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
                    TUESDAY, JANUARY 11, 2000 AT 9:00 A.M.

     The undersigned hereby constitutes and appoints ROBERT J. SCHULTZ, CHARLES B. KAFADAR and J. THOMPSON McCONATHY, and each of them, his true and lawful agents and proxies with full power of substitutions in each, to vote on behalf of the undersigned at the Annual Meeting of Stockholders of OEA, INC. to be held in the Tabor Auditorium of The Westin at Tabor Center, 1672 Lawrence Street, Denver, Colorado, on Tuesday, January 11, 2000 at 9:00 a.m., and at any adjournments thereof, on all matters coming before said meeting.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED AND, IN THE DISCRETION OF THE PERSONS NAMED, UPON OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

                  PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY
                    IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                 (Continued and to be signed on reverse side.)

--------------------------------------------------------------------------------

                                   OEA, INC
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.   [X]

MANAGEMENT RECOMMENDS A VOTE FOR THE
NOMINEES FOR DIRECTOR LISTED BELOW.                     For   Withhold   For All
                                                        All     All      (Except Nominee(s) written below)
1.   To elect directors to hold office                  [ ]     [ ]        [ ]  ____________________________________________________
     until the next Annual Meeting of Stockholders
     and until their successors are elected.
     Nominees: Robert J. Schultz, Charles B. Kafadar, George S. Ansell, Erwin H. Billig, James R. Burnett,
               Richard L. Corbin, Philip E. Johnson, Donald E. Miller, and Lewis W. Watson.



                                                                                   Dated:___________________________________________

                                                                                   Signature(s) ____________________________________

                                                                                   _________________________________________________
                                                                                   Please sign exactly as your name appears hereon.
                                                                                   If the stock is registered in the name of two or
                                                                                   more persons, each should sign. Executors,
                                                                                   administrators, trustees, guardians and
                                                                                   attorneys-in-fact should add their titles. If
                                                                                   signer is a corporation, please give full
                                                                                   corporate name and have a duly authorized officer
                                                                                   sign, stating title. If signer is a partnership,
                                                                                   please sign in partnership name by authorized
                                                                                   person.

--------------------------------------------------------------------------------

                             FOLD AND DETACH HERE

                            YOUR VOTE IS IMPORTANT.

               PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY
                     IN THE ENCLOSED POSTAGE-PAID ENVELOPE